Exhibit 99.1

General Cable Corporation to Acquire Alcan Cable, the Wire and Cable Business of Rio Tinto plc

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--May 21, 2012--General Cable Corporation (NYSE: BGC) (the Company) announced today that it has agreed to acquire Alcan Cable, the wire and cable business of Rio Tinto plc (Rio Tinto) (LSE: RIO). The purchase price is $185 million in cash, subject to customary adjustments primarily related to working capital levels at closing as provided in the definitive purchase agreement. The Company expects to use its Asset Based Revolving Credit Facility to principally fund the transaction. The transaction is expected to close in the second half of 2012, subject to receipt of regulatory approval.

Alcan Cable employs approximately 1,050 associates in its aluminum cable manufacturing and distribution facilities servicing the energy and construction markets in the United States, Canada, Mexico, and China. In 2011, Alcan Cable reported operating margins in the low single digit range. On an annual basis, the Company estimates the acquisition will contribute approximately $650-700 million in revenues at current metal prices. Over a cycle, Alcan Cable’s operating margin profile is expected to be consistent with the Company’s existing North American businesses as manufacturing, logistics, and purchasing synergies are realized. With these synergies, an improving North American market and an accelerating greenfield operation in China, the transaction is expected to create shareholder value in the near term.

“I have long admired Alcan Cable and their singular and long standing focus on being superb at their craft. Alcan Cable’s STABILOY® and NUAL® brand names are the gold standard for quality, packaging, and service in the North American aluminum cable industry. In addition, they are highly skilled in aluminum rod manufacturing and have built a state of the art facility in China that is successfully penetrating the domestic construction cable market. Alcan Cable’s rich history, like General Cable’s, exceeds 100 years. We look forward to sharing best practices and creating fresh career opportunities for the very dedicated and professional Alcan Cable team,” said Gregory B. Kenny, President and Chief Executive Officer of General Cable.

Gregory J. Lampert, President and Chief Executive Officer, General Cable North America, noted that, “The addition of aluminum construction cables further expands the range of products we offer to distributors serving electrical and industrial contractors and increases our capacity to efficiently serve our electric utility customers with transmission and distribution products.”

“Alcan Cable China has a 430,000 square foot, vertically integrated manufacturing plant in Tianjin, China and eight regional sales offices. Alcan Cable China is highly complementary to our two long standing partnerships in China representing a new route to market for our full range of products. The addition of Alcan Cable Mexico combined with our existing manufacturing capability in the country further enhances our ability to service the Mexican market,” said Mathias F. Sandoval, President and Chief Executive Officer, General Cable Rest of World.

General Cable (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty, construction and communications markets. For more information about General Cable products, please contact your local sales representative or visit our Web site at www.generalcable.com.

Alcan Cable, a 100-year-old leader in the production of aluminum cable for the utility and building industries, offers a wide range of bare and insulated conductors to both the utility and distribution markets, supporting them with highly capable resources to ensure the highest value application of our products. For more information about Alcan Cable, please visit the Company’s Web site at www.alcancable.com.

Forward Looking Statements

Certain statements in this press release including, without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. Forward-looking statements can generally be identified as statements containing the words “believe,” “expect,” “may,” “could,” “anticipate,” “intend,” “should,” “estimate,” “project,” “will,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which the Company has no control. These risks, uncertainties and factors specific to the Alcan Cable acquisition include, but are not limited to: (i) the occurrence of any event, change or other circumstance that would result in the termination or delay of the proposed Alcan Cable acquisition, (ii) the inability to complete the proposed acquisition due to the failure of the Company or Alcan Cable to satisfy any of the conditions to the closing of the acquisition, including the failure to obtain necessary regulatory approvals, (iii) the risk that the proposed acquisition could disrupt the plans and operations of the Company, Alcan Cable or both and the potential difficulties of employee retention as a result of the acquisition, and (iv) the risk that the Company may not realize the expected financial and other benefits from the proposed acquisition. The foregoing factors should not be construed as exhaustive and should be read in conjunction with the risk factors described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 23, 2012, as well as any current and periodic reports filed with the SEC subsequent to such date. Forward looking statements reflect the views and assumptions of management as of the date of this Current Report with respect to future events. The Company does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors. The inclusion of any statement in this Current Report does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:
General Cable Corporation
Len Texter, Manager, Investor Relations, 859-572-8684